                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement") is made and entered into as of this 28th day of July, 2000, by and between CRAMAR TECHNOLOGIES, INC., a Colorado corporation ("Seller"), ACOUSTIC MARKETING RESEARCH, INC. , a Colorado corporation d/b/a/ Sonora Medical Systems, Inc. ("Purchaser") and RANDY MUELOT, in his individual capacity ("Muelot").

                                R E C I T A L S

     A. Seller is in the business of servicing and refurbishing medical imaging technology devices.

     B. Muelot is the President and majority shareholder of Seller.

     C. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain of Seller's assets, as more specifically identified below.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Purchase and Sale of Assets. On the Closing Date, as hereinafter defined, Seller shall sell and transfer to Purchaser and Purchaser shall purchase and accept from Seller, free of all encumbrances and liens, the following personal property:

          (a) All of Seller's right, title and interest in and to the parts and supplies specifically identified in EXHIBIT A attached hereto and incorporated herein by this reference (the "Parts and Supplies Inventory");

          (b) All of Seller's right, title and interest in and to Seller's customer data base (the "Data Base");

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          (c)  All of Seller's right, title and interest in and to that certain
               Reseller Agreement dated March 12, 2000, by and between Seller and MPACS, LLC, a Wisconsin limited liability company ("MPACS"), a photocopy of which is attached hereto as EXHIBIT C and incorporated herein by this reference (the "MPACS Agreement");

          (d) All of the Seller's right, title and interest in and to all of Seller's service contracts (the "Service Contracts"); and

          (e) All of Seller's right, title and interest in and to all furniture, fixtures, equipment and miscellaneous personal property (exclusive of Muelot's personal computer, Quick Books software, Toshiba Powervision 7000 (Serial No. D 8553207) and the phone system) located at or in Seller's business premises at 8670 Wolff Court, #160, Westminster, Colorado (the "Miscellaneous Personalty").

     For purposes of this Agreement, all of the above-described property may sometimes hereinafter be collectively referred to as the "Acquired Assets."

     2. Assignment and Assumption of MPACS Agreement. On the Closing Date, Seller shall assign and transfer to Purchaser and Purchaser shall accept assignment of Seller's rights in, to and under the MPACS Agreement. Such assignment and acceptance thereof shall be evidenced by an Assignment and Estoppel Agreement in the form of EXHIBIT D attached hereto and incorporated herein by this reference (the "Assignment Agreement").

     3. Liabilities Not Assumed. It is the express intent and agreement of the parties that Seller is and shall remain solely and absolutely liable for all of its liabilities and obligations of every kind and nature, including but not limited to those created by contract (including the lease for its business premises) and/or imposed by law. With respect to existing obligations and liabilities of the Seller, Purchaser's only obligations shall be to accept an assignment of the MPACS Agreement on a prospective basis and to honor existing Service Contracts on a prospective basis.

     4. Consulting Agreement and Non-Compete Covenant. Muelot agrees that for a period of ninety (90) days subsequent to the Closing Date, Muelot shall provide reasonable cooperation, assistance, consulting and training to Purchaser with respect to the administration of the MPACS Agreement and the use and application of the Acquired Assets (the "Consulting Services"). The


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

Consulting Services shall be provided, from time to time, upon reasonable written request of the Purchaser. As compensation for the Consulting Services, Purchaser shall pay to Muelot, as an independent contractor, $150 per hour. Such payments shall be made on a regular basis in accordance with Purchaser's customary accounts payable practices. Any out-of-pocket costs or expenses suffered or incurred by Muelot in connection with the provision of the Consulting Services shall be reimbursed by the Purchaser; provided that, Muelot shall have obtained the Purchaser's approval of such costs or expenses prior to incursion of the same.

         On the Closing Date, Muelot agrees to execute and deliver to Purchaser a Covenant Not to Compete ("Non-Compete Covenant") in the form of EXHIBIT E attached hereto and incorporated herein by this reference.

     5. Purchase Price for Acquired Assets and Non-Compete Covenant; Payment Thereof. The total purchase price and consideration for the Acquired Assets and Non-Compete Covenant (the "Purchase Price") shall be Two Hundred Seventy Two Thousand Nine Hundred Seven Dollars and Fifty Cents ($272,907.50) and shall be payable as follows:

          (a) By Purchaser tendering to Seller on the Closing Date the sum of Two Hundred Forty Two Thousand Nine Hundred Seven Dollars ($242,907.50) in cash or other immediately available funds;

          (b) The balance of Thirty Thousand Dollars ($30,000) shall be tendered by Purchaser to Land Title Guarantee Company, as escrow agent (the "Escrow Agent") as security for the performance of the covenants of Seller and Muelot hereunder and the veracity of the representations and warranties of Seller and Muelot contained herein. The parties agree to execute and deliver standard escrow instructions (the "Escrow Agreement") of the Escrow Agent. The Escrow Agreement shall provide that the provisions of this Section 5(b) shall be the special/disbursement instructions thereof. The Escrow Agent shall deposit the escrowed funds in an interest-bearing account at a FDIC-insured financial institution until December 27, 2000 (the "Disbursement Date"). Interest earned on the escrowed funds shall be and become the property of the party to whom the escrowed funds are disbursed.


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

          If the Escrow Agent has not received a Default Notice, as hereinafter defined, on or before the close of business on the business day immediately preceding the Disbursement Date, then on the Disbursement Date, the Escrow Agent shall disburse the escrowed funds and all accrued interest thereon to Muelot. If the Escrow Agent has received such a Default Notice on or before the close of business on the business day immediately preceding the Disbursement Date, and has not received a subsequent written waiver thereof from Purchaser, then on the Disbursement Date, the Escrow Agent shall interplead such funds into the registry of the Denver District Court. For purposes of this Agreement, a "Default Notice" shall mean a written notice which may be given by Purchaser to Escrow Agent in the event that Purchaser (i) reasonably determines that either Seller and/or Muelot has materially breached any covenant or obligation of this Agreement and/or the Non-Compete Covenant, and Purchaser has suffered actual damages on account thereof, or (ii) reasonably determines that any representation or warranty of the Seller and/or Muelot made herein was inaccurate or untrue in any material respect and Purchaser has suffered actual damages on account thereof, or (iii) receives a claim or notice of a claim of any right, title or interest in or to any of the Acquired Assets from a third party or parties. Purchaser acknowledges that it may not give Default Notice with respect to post-Closing business functions of Seller which were assumed by Purchaser. Fees of the Escrow Agent, if any, shall by paid by Purchaser.

     6. Allocation of Purchase Price. The total Purchase Price shall be allocated, for all purposes, including federal, state and local taxation as follows:

         ASSET                                    ALLOCATED AMOUNT

         Parts and Supplies Inventory               $247,906.50

         Data Base                                  $  5,000.00

         MPACS Agreement                            $  5,000.00

         Service Contracts                          $      1.00

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

         Miscellaneous Personalty                   $ 15,000.00

         TOTAL:                                     $272,907.50

     7. Closing. The date of closing of the transactions contemplated hereby (the "Closing Date") shall be the date of full execution hereof and shall occur at 10:00 a.m. at the offices of McGeady Sisneros, P.C., 1675 Broadway, Suite 2100, Denver, Colorado 80202 (the "Closing"). At the Closing, the following shall occur:

          (a) Seller shall execute and deliver to Purchaser a Bill of Sale, with full and general warranty of title, conveying to Purchaser the Parts and Supplies Inventory, Miscellaneous Personalty and the
          Data Base;

          (b) Seller shall deliver to Purchaser a computer disc containing the Data Base;

          (c) Purchaser, Seller and MPACS shall execute and deliver to each other triplicate originals of the Assignment Agreement;

          (d) Purchaser shall deliver to Seller Two Hundred Forty Two Thousand Nine Hundred Seven Dollars and Fifty Cents ($242,907.50) in cash or other immediately available funds;

          (e) The parties shall execute the Escrow Agreement and Purchaser shall deliver to Escrow Agent Thirty Thousand Dollars ($30,000) in cash or other immediately available funds;

          (f) Muelot shall execute and deliver to Purchaser the Non-Compete Covenant;

          (g) Seller shall deliver possession of the Acquired Assets to Purchaser;

          (h) Counsel for Seller and Muelot shall deliver to Purchaser an Opinion of Counsel, in form and substance reasonably satisfactory to the Purchaser and its legal counsel, confirming that this Agreement and the agreements to be executed in connection herewith are valid and binding under Colorado law and have been duly authorized by all necessary actions;

          (i) Seller shall execute and deliver to Purchaser an assignment of the Service Contracts in the form of EXHIBIT F, attached hereto and incorporated herein by this reference; and



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

          (j) Each of the parties shall execute and/or deliver, as applicable, all documents and instruments reasonably necessary to carry out the transactions contemplated by this Agreement.

     8. Damage or Loss. All risk of loss with respect to the Acquired Assets shall be borne by Seller until the Closing. From and after the Closing, all risk of loss with respect to the Acquired Assets shall be borne by Purchaser. In the event of a material casualty ( i.e., a loss by reason of fire, flood or other similar occurrence to the Acquired Assets which exceeds the sum of Ten Thousand Dollars ($10,000) and/or a termination or threatened termination or default or allegation of default of or with respect to the MPACS Agreement), Seller shall give immediate written notice to Purchaser of such material casualty. Purchaser shall have forty-eight (48) hours from receipt of such casualty notice or until the Closing Date, whichever first occurs, to advise Seller of its election to either terminate this Agreement or to proceed to close the transactions contemplated by this Agreement, in which event there will be no adjustment to the Purchase Price; provided, however, that Purchaser shall be entitled to receive the proceeds of any insurance payment(s) with respect to such a material casualty covered by any insurance coverage carried by Seller. If Purchaser does not respond to such casualty notice within such forty-eight (48) hour period, it shall be deemed that Purchaser has elected to proceed to close the transactions contemplated by this Agreement. If Purchaser does so elect to terminate this Agreement, this Agreement shall terminate upon receipt of Purchaser's notice and the parties shall be relieved from their respective obligations and duties hereunder.

     9. Representations and Warranties of Seller and Muelot. In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Muelot, jointly and severally represent and warrant to Purchaser as follows:

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller and Muelot each have the full legal right, power and authority to execute and deliver this Agreement and all other agreements to be executed in connection herewith and to consummate all of the transactions contemplated herein and therein. This Agreement and the agreements and documents to be executed in connection herewith constitute the valid and binding obligations of Seller and Muelot, respectively, and are enforceable in accordance with their respective terms.

          (b) The execution and delivery of this Agreement and the performance of Seller's and Muelot's obligations hereunder do not and will not conflict with any agreement or instrument to which Seller or Muelot is a party or by which either of them is bound.

          (c) Seller has good and marketable title to all of the Acquired Assets and none of such assets are subject to any mortgage, pledge, lien, security interest, charge or encumbrance of any kind or nature. None of the Acquired Assets are held under any lease or under any similar arrangement. All of the Acquired Assets are in good operating condition and repair, subject only to ordinary wear and tear.

          (d) There is no action, suit or proceeding threatened or pending against either Seller or Muelot which would question the validity of this Agreement or of any action taken or to be taken in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (e) Seller has at all times conducted its business without infringement or claim of third-party infringement of any patent, patent right, trademark, trade name, service mark, copyright or other intellectual property right of others.

          (f) Seller has complied and is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, and payment of social security, withholding, employment and similar taxes.



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

          (g) A true and correct copy of the MPACS Agreement is attached hereto as Exhibit C and the MPACS Agreement is and remains in full force and effect in accordance with its terms. There are and have been no defaults under or with respect to the MPACS Agreement.

          (h) Seller is financially solvent and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall not in any way hinder, delay or obstruct the ability of the creditors of Seller to obtain any payments currently due or to become due in the future.

          (i) Seller has disclosed to Purchaser all of its service contracts and the financial status thereof.

          (j) The Seller has delivered to Purchaser a Profit and Loss Statement dated as of June 30, 2000, a photocopy of which is attached hereto as EXHIBIT G and incorporated herein by this reference (the "Financial Statement"). The Financial Statement is true and complete in all material respects, fully and adequately reflects all liabilities and accrued expenses of the Seller and except as set forth therein, Seller is not subject to any contingent liability or obligation.

     All of the foregoing representations and warranties shall be deemed made as of the date hereof and (with the exception of Subsection (j)) as of the Closing Date. The representations and warranties set forth in Subsections (a), (b) and
(i) shall not be deemed merged into the Closing or the documents or instruments executed and delivered at the Closing, but shall survive the Closing for a period of one year.

     10. Representations and Warranties of Purchaser. In order to induce Seller and Muelot to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller and Muelot as follows:

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

          (b) Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all other documents and agreements to be executed in connection herewith and to consummate all of the transactions contemplated herein and therein.

          This Agreement and such related documents and agreements constitute the valid and binding obligations of Purchaser, and are enforceable in accordance with their respective terms.

          (c) Purchaser will honor existing Service Contracts and Purchaser has received from Seller pro rata amounts on service obligations on existing Service Contracts.

     11. Survival of Certain Covenants. All covenants and agreements of the parties hereto which contemplate performance, either in whole or in part, subsequent to the Closing or the Closing Date shall survive the Closing and shall not be merged therein or thereby.

     12. Seller's Employees. Seller has advised Purchaser that as a matter separate and distinct from this Agreement, and without any inducement or request from or by Purchaser, Seller shall be terminating its employment relations with all of its employees. It is expressly agreed that Seller is and shall remain solely and exclusively liable for payment of all wages, taxes, insurance premiums, pensions and other benefits or obligations arising or accruing on account of or in connection with the hiring, retention and termination of all of such employees. Purchaser may, in its sole and absolute discretion, contact, interview, retain and/or hire any or all of such employees as employees and/or independent contractors of Purchaser. If requested by Purchaser, Seller and/or Muelot will lend reasonable cooperation and assistance to Purchaser in evaluating whether or not to hire or retain any of such employees. Seller and Muelot acknowledge and agree that any of such employees shall be hired and/or retained by Purchaser in accordance with Purchaser's own policies and procedures and neither Seller nor Muelot shall make any representation or warranty to any of such employees that they will be retained by Purchaser and/or that any particular terms or conditions will apply in the event of such retention.

     13. Taxes. The parties do not believe any sales tax will be applicable or payable with respect to this Agreement or the transactions contemplated hereby. Seller will timely record the transaction contemplated hereby as a wholesale sale, keep and maintain all necessary evidence thereof and timely file all sales tax returns with the City of Westminster and the State of Colorado. If any sales tax is due with respect to the transactions contemplated hereby, the same shall be payable by Seller. Ad Valorem personal property taxes related to the Acquired Assets shall be timely paid by Seller for the period of Seller's ownership. Use taxes due or payable with respect to the Acquired

Assets through the Closing Date shall be the responsibility of Seller; use taxes due or payable with respect to the Acquired Assets after the Closing Date shall be the responsibility of Purchaser.

     14. Indemnity. Seller and Muelot, jointly and severally, hereby agree to indemnify, defend and hold the Purchaser harmless from and against any and all losses, claims, damages, liabilities or expenses, including attorneys' fees arising from or on account of any liens or claims existing or made against or with respect to the Acquired Assets, claims or threatened claims made by any of Seller's employees or former employees, or the breach of any covenant, representation or warranty of Seller and/or Muelot made herein or in any document or agreement delivered in connection herewith, and in that regard agree to pay any and all costs or expenses suffered or incurred by the Purchaser as a result thereof, including but not limited to judgments and attorneys' fees and costs.

     15. Brokers. Purchaser has used no broker or finder in connection with the transactions contemplated hereby except Karen Line (S.P.C. Financial Corporation), whom Purchaser will compensate by separate agreement. Each party hereto shall indemnify, defend and hold harmless each other party hereto from all claims, demands, actions, judgments, awards, costs and expenses, including interest and attorneys' fees arising from the indemnifying party's engagement of a broker, finder or other agent in connection with the transactions contemplated by this Agreement.

     16. Seller's Corporate Name. As an accommodation to Purchaser, Seller agrees to change its corporate name at or before Closing and in connection therewith to execute and deliver to Purchaser such documents as Purchaser may reasonably require. Seller will deliver to Purchaser's counsel with instructions to file, the documents required by the Colorado Secretary of State to change Seller's corporate name. Purchaser will simultaneously file a corporate name reservation for the abandoned corporate name with the Colorado Secretary State.

     17. Assignment. Neither party may assign any of its rights nor delegate any of its duties under this Agreement to any other party without having first obtained the prior written consent of the other parties hereto. Any such attempted assignment or delegation without the required consent shall be void and ineffectual. Except as so restricted, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.



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

     18. Notices. Any notice to be given pursuant to this Agreement shall be in writing and shall be either personally delivered, mailed, postage prepaid by certified mail, return receipt requested, sent by commercial overnight courier or sent by facsimile to the other parties addressed as follows:

     If to Purchaser to:

     G. Wayne Moore, President
     Sonora Medical Systems
     2021 Miller Dr.
     Longmont, Colorado 80501

     With a copy to:

     Misonix Incorporated
     1938 New Highway
     Farmingdale, NY 11735
     ATTN: Richard A. Zaremba
     Facsimile: 631-694-3761

     With a copy to:

     Kenneth M. Koprowicz, Esq.
     McGeady Sisneros, P.C.
     1675 Broadway, Suite 2100
     Denver CO 80202
     Facsimile: 303-592-4385

     If to Seller or Muelot, to:

     Muelot Associates, Inc.
     1512 Larimer Street #31
     Denver CO 80202
     ATTN: Randy Muelot
     Facsimile: 303-534-6324

     Each such notice shall be deemed given (a) if delivered personally or sent by overnight courier, upon receipt; (b) if mailed, three business days after depositing such notice, postage prepaid in care of the U.S. Postal Service; and
(c) if sent by facsimile upon confirmation of transmission.

     19. Severability. If any provision of this Agreement is held by court of competent jurisdiction to be invalid or unenforceable such invalidity or unenforceability shall not affect any




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

other provisions of this of this Agreement, and all such other provisions shall remain in full force and effect.

     20. Headings. The headings of paragraphs and sections are included for reference purposes only and shall not control the meaning or interpretation of any provision of this Agreement.

     21. Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior written or oral agreements. This Agreement may not be modified, amended or altered unless done in writing signed by all of the parties hereto.

     22. Governing Law. This Agreement is made and shall be construed under the applicable laws of the State of Colorado.

     23. Attorneys' Fees. In the event any party commences any litigation, arbitration or other legal proceeding to enforce the terms hereof, the prevailing party in such litigation, arbitration or other proceeding shall receive, as part of its judgment or award, its reasonable attorneys' fees and costs.

     24. Joint Authorship. The parties acknowledge and agree that this Agreement is the result of negotiations and joint authorship and agree that this Agreement shall not be construed or interpreted against any single party on the grounds of sole or primary authorship.

     25. Remedies. In the event of a default by any party hereunder, the non-defaulting party or parties shall be entitled to seek and obtain any and all remedies available at law or in equity, including but not limited to specific performance and damages. All remedies contained herein or contemplated hereunder (including but not limited to claims against the funds escrowed pursuant to Section 5(b) hereof and/or under the indemnity provisions of
Section 14 hereof) or otherwise available at law or in equity are cumulative and not exclusive and may be pursued separately, successively or concurrently and as often as occasion therefor shall arise.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                          [SEE ATTACHED SIGNATURE PAGE]


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                 SIGNATURE PAGE FOR PURCHASE AND SALE AGREEMENT

                       Seller:
                       CRAMAR TECHNOLOGIES, INC.


                       By: /s/ Randy Muelot,
                           -------------------------------------------
                               Randy Muelot, President


                       Muelot:

                            /s/ Randy Muelot
                         -------------------------------------------
                                Randy Muelot, individually

                       Purchaser:

                       ACOUSTIC MARKETING RESEARCH, INC.
                       d/b/a  Sonora Medical Systems, Inc.


                       By: /s/ Richard A. Zaremba
                           -------------------------------------------
                               Richard A. Zaremba, authorized agent